EXHIBIT 99.2

PROXYMED, INC.
THIRD QUARTER 2003 FINANCIAL RESULTS CONFERENCE CALL

Moderator: Michael Hoover
October 28, 2003
10:00 a.m. ET

Operator:	I would like to welcome everyone to ProxyMed’s conference call to discuss financial results for the second quarter of 2003. At this time, I would like to inform you that all participants are in a listen-only mode. At the request of the Company, we will open the conference call up for questions and answers after the presentation. We would appreciate it if you would limit your questions to one and then get back in queue if you have a follow-up question or another question to ask.

Today’s conference call is being webcast. Replays of this call will be available on the internet at www.proxymed.com shortly after this call. Leading today’s call from ProxyMed are Mike Hoover, CEO; Nancy Ham, President; and Judd Schmid, Chief Financial Officer.

Before the discussions begin, please be reminded that statements made by ProxyMed during this call, including answers given in response to questions, are intended to fall within the Safe Harbor Provisions of the securities laws. Actual results might differ materially from those in the statements. Such statements are subject to a variety of risks, many of which are discussed in the company’s most recent form 10-K and other SEC filings, which the Company strongly urges you to read and which are available on the company’s Web site.

At this time, I will now turn the presentation over to Mr. Mike Hoover.

Michael Hoover:	Good morning. Thank you Operator, and thank you everyone for joining us once again. On our call today we will report on our positive third quarter financial results, the highlights of which include bringing MedUnite to EBITDA profitability, the reporting of record EBITDA profits by our Transaction Services unit, and the delivery of operational break-even earnings per share. We will update you in detail on HIPAA, including our progress to date and our contingency plan. We’ll talk about new business, both from sales to new physicians and early results from our new service offerings with First Data and PlanVista announced last quarter. Finally, we’ll talk briefly about our updated outlook for the remainder of 2003.

Although HIPAA was our primary focus for the quarter, we continued to execute successfully on our MedUnite integration plans and to realize the benefits of the resulting operational synergies. As a result, I am pleased to report that we exceeded our internal financial expectations in terms of EBITDA profitability for MedUnite for the third quarter. While the integration has progressed to the point we cannot cleanly separate out MedUnite’s results, we are very confident that MedUnite has significantly crossed the EBITDA profit line. With this important milestone behind us, we are now focused on driving improving results from our Transaction Services business. We are making good progress here, and in fact, the quarter yielded this segment’s highest ever EBITDA margin at nearly 17 percent, evidence of the operating leverage inherent in our transaction business model. On the bottom line, despite on-going challenges in our lab business, ProxyMed reported breakeven earnings per share on an operational basis, meaning excluding the positive non-cash accounting impact of our PlanVista warrant. While we still have some work to do, I am confident that we will exit the year on a positive operational EPS run rate as we committed to you last quarter.

So with this brief overview, let me turn it over to Judd and Nancy for all of the details. Judd

Judson Schmid:	Thank you, Mike and good morning everyone.

We are pleased to report a good quarter overall, with consolidated revenue of $18.1 million and strong EBITDA profits of $1.6 million resulting primarily from the continued strength in our transaction services business, as evidenced by record EBITDA margins of nearly 17 percent, and the positive results of the integration of MedUnite. Looking to the bottom line, our operating results were dramatically improved to break-even operational EPS. While the non-cash accounting impact for the PlanVista warrant resulted in positive net income of $4 million and diluted EPS of $0.58, excluding this non-cash and non-operational item, we had a small loss of $33,000 and zero EPS for the quarter. Compared to our analyst consensus for the quarter, while we missed on consensus revenues of $18.8 million, we exceeded the consensus EBITDA of $1.45 million and an EPS loss of $.05. Our results also compare very positively to a net loss of $1.1 million and negative operating EPS of $0.16 excluding this similar item in the second quarter, so I think we’ve taken a significant step on the road to exiting the year on a positive operational EPS run rate.

One important item to mention here as we get started. As we noted in last quarter’s call and due to the planned steps towards the integration of MedUnite, we’ve started to run our transaction business as one business. As a result, we are no longer able to break out for you meaningful operating and statistical information for MedUnite.

So with that, let’s jump into the numbers. Starting with revenues, overall revenues were $18.1 million, an increase of 3 percent over last quarter. Lab Services grew revenue 9 percent, while in our transaction business, sequential revenues declined 1 percent from the second quarter. The revenue decline is largely attributable to the loss of some low-margin gateway business overshadowing the growth in new direct business at full margin. This change in mix explains why EBITDA and EBITDA margins were able to increase strongly despite the flatness in sequential revenue.

From a transaction standpoint, we processed a total of 56.1 million total transactions, up 92 percent from the third quarter of last year and up slightly on a sequential basis. While sequentially transactions did increase, the increase came from processing more encounters, which are a lower priced transaction, while core transactions declined 2 percent due to the gateway volume loss just noted. On an overall basis, however, our internal transaction growth remains strong, with total transactions up over 20 percent in the last 3 quarters compared to last year, and core transactions up over 27 percent over the same period. These results are directly in line with our internal transaction growth goals of 25 percent per year. On an annual basis, we remain on a run rate to process almost 225 million transactions.

Turning to Lab Services, we saw a 9 percent increase in revenues from last quarter. Despite this moderate improvement, we continue to be revenue challenged in this business. New sources of revenues from our lab customers are critical for continued recovery in the revenue growth rate of this business.

Shifting now to SG&A expenses, our plans to integrate MedUnite into our existing transaction services operations have really come together. The culmination of this plan has resulted in an internal reorganization of the business for a much more efficient operation. As a result, overall SG&A expenses sequentially decreased by 12 percent from last quarter. Over the rest of the year, we have a few remaining areas of integration, such as maintenance contracts and telecommunications, that will yield further synergies. However, as the development projects related to the integration are moving into successful production, we will see a decrease in the amount of capitalized development related to our real-time and Phoenix platforms. This will outweigh the final integration synergies, so we do expect reported SG&A dollars in this business unit to increase sequentially in the fourth quarter. As a result, on a consolidated basis, we anticipate a slight rise in SG&A expenses, in the range of 2 percent to 4 percent, in the fourth quarter.

In our lab business, SG&A expenses are down from last year by 10 percent, but they increased around 3 percent sequentially primarily due to mid-year raises and increased benefit costs. At corporate, SG&A expenses were up almost 9 percent due to increased professional fees and personnel costs.

With the slight sequential increase in revenues combined with the more significant effects of the success of our integration of MedUnite, we are pleased to report that consolidated EBITDA profits almost quadrupled from $432,000 in the second quarter to over $1.6 million in the third quarter. The biggest contributor to this increase was our transaction services business, which more than doubled its EBITDA profits from $832,000 to almost $2 million between quarters. In addition, EBITDA in our lab business improved solidly over last quarter, increasing from $456,000 to $618,000. These increases in operating profits were offset somewhat by an increase in our corporate expenses of $73,000. One important item to note on EBITDA is that our transaction services EBITDA margin has increased to just shy of 17 percent, a record for the company. And even with our anticipated increases in SG&A costs for the fourth quarter, the EBITDA margin should continue to increase. As stated previously, our goal is for our Transaction Services unit to exit the year on an EBITDA margin run rate of 20 percent.

On the amortization expense front, due to the successful introduction in the third quarter of ProxyMed.net, our ‘new and improved’ real-time network based on the technology platform we acquired from MedUnite, amortization expense was up over last quarter as we started to amortize this platform, and going forward, amortization of this platform will add about $90,000 per month to our expense. Additionally, in the fourth quarter, we will begin amortization of our Phoenix platform, adding approximately $20,000 in amortization per month. Both the real-time and Phoenix platforms are being amortized over a 5 year life.

From a cash perspective, we ended the quarter with $7.3 million in total cash on the balance sheet. Operations are now adding to this balance, as the business is once again generating positive cash flow from operations. In addition, I am pleased to announce that we have reached agreement on a $12.5 million asset based line of credit with our existing commercial bank. So, between cash on hand, positive cash flow and the bank line of credit, we are in very good shape from a cash perspective and have more than sufficient cash for our operating needs.

Finally, in conjunction with our commercial agreement with PlanVista Corporation to provide cost containment services to our payers, we acquired a warrant to purchase up to 15 percent of PlanVista at $1.95 per share. In the accounting for this warrant, we recorded an initial value of $547,000 in June. At the end of the second quarter, as the price of PlanVista’s stock had increased, the value of this warrant was increased on our books to $1.3 million in a “mark-to-market” accounting adjustment. On September 30th, PlanVista’s stock price had increased again to $3.35 per share. Accordingly, using the same valuation methodology, the warrant value was calculated to be $5.2 million and we recorded a $4 million increase in the value that appears as other income. In the event that the warrant expires unexercised in December, we will have to take an impairment charge for the then carrying value of the warrant. The bottom line here is that in the fourth quarter, there may well be a non-cash “other expense” accounting charge of approximately $5.2 million in our P&L and EPS calculations.

So with that financial recap, I’d like to turn it over to Nancy who’ll be discussing our operations more in detail. Nancy

Nancy Ham:	Good morning everyone. Certainly the big news for the quarter is about MedUnite. Just nine months ago we purchased a business with a cash burn rate of almost $1.6 million a month. Today, we have delivered on our commitment that MedUnite would contribute positive EBITDA in the third quarter. In addition, Transaction Services, which now includes MedUnite, reported its highest EBITDA margin ever at 16.6 percent, demonstrating that we are beginning to unlock the operating leverage available in the business.

Despite reaching this important milestone, we are not quite done with our work at MedUnite. As we said last quarter, we will still be working over the balance of the year to finish integrating the MedUnite production processing platforms into ProxyMed’s Phoenix platform. This is the fourth and final step in our original four phase integration plan. On the real-time side, ProxyMed has now completed the rollout of all real-time transaction services and the migration of its ProxyMed and MedUnite existing real-time payers and customers to our new integrated portal, ProxyMed.net. We are on track to complete the final phase of the project with the migration of a small number of direct data entry claims clients by the end of the year.

With the portal basically done, over the rest of the year then our focus at MedUnite is to complete the migration of all our claims business onto ProxyMed’s Phoenix platform. I’ll talk about this more in conjunction with our HIPAA update in just a second. Let me just conclude on MedUnite by thanking all of our associates for their great efforts to bring MedUnite to EBITDA profitability, and I hope that they enjoy their well-deserved celebration this Friday.

Let’s talk now about HIPAA. The deadline of October 16th has passed, and HIPAA has become the law of the land. However, prior to the deadline, CMS announced that they would permit full compliance to come into effect not on a single date, October 16th, but over the next few months as each participant in the industry – submitter, clearinghouse and payers – completes its path to full compliance in accordance with its own contingency plan. What does this mean for ProxyMed?

First, ProxyMed is very fortunate that our Phoenix platform was architected with a lot of flexibility that allows us to respond to the wide variety of contingency plans beingannounced by submitters and payers. We can process almost any combination of formats, including ANSI-to-ANSI, ANSI-to-legacy, or legacy-to-ANSI as the circumstances dictate. We can even send both ANSI and legacy to the same payer in a “dual pipe” approach. This allows us to work carefully with each of our partners to bring them into compliance as they are ready, and with a minimum of disruption to claims processing and payment.

Second, we have not seen any major change in submitting patterns. There had been some concern in the industry that a large number of providers would choose to drop to paper as their HIPAA solution, but we have not seen that in our customer base. In fact, our October transaction volume looks very steady in comparison to prior months. So, while it’s a little too soon to put this concern to bed completely, we are cautiously encouraged.

Third, ProxyMed is today processing in normal production all the relevant HIPAA transaction types, claims, eligibility, claims status, referrals, electronic remittance advices, etc., in a fully compliant end to end system. We had originally planned to have our payers migrated from legacy formats to HIPAA-compliant ANSI formats by the October 16th date. However, this would have required us to migrate a large number of payers all at once very close to the deadline. We decided it would be more prudent to adopt a contingency plan under the CMS guidelines. Accordingly, we suspended payer migrations to ANSI for a few weeks directly around October 16th in order to assess industry conditions and our transaction performance. We are now ready to resume payer migrations, and we anticipate completing them by the end of December, expect for those payers who will not be ready on their end. In parallel, we will resume submitter migrations as well.

ProxyMed did experience a few HIPAA downsides, which will negatively impact the fourth quarter. First, we incurred substantial overtime in the weeks leading up to October 16th and after. In addition, resources we had hoped to redeploy from HIPAA to new business implementation will be delayed in their transition until the end of the year. This will delay ramping up new business that is in current backlog, and will cause fourth quarter expenses to be higher than originally forecast. Largely as a result of this, along with the on-going challenges in our Lab unit, ProxyMed has updated our outlook for 2003. We expect that consolidated revenues will be between $71 and $73 million, while consolidated EBITDA will be between $2.9 million and $3.4 million.

Let’s turn now to ProxyMed’s Transaction Services business. Despite everything going on with HIPAA, the good news is that new sales continued on a very strong rate, signing up almost 4,000 physicians for over 8,500 new services. As a result of strong sales combined with HIPAA related implementation slowdowns, we now have over $4 million in annual, recurring transaction revenue in a backlog of signed but not yet implemented business. As we mentioned, with HIPAA distractions lessening for us and for our customers, we should now be able to shorten the cycle from contract signing to revenue and this cycle time will be a major focus for us in early 2004. We are getting a headstart on this focus as we are already in the final stages of several new tools and products to help streamline and Web enable the “go-live” process. In particular, our new ProxyEnroll tool will be launched by the end of the year. ProxyEnroll is a radical change for us in the process of getting authorizations from payers to turn on new physicians. Today this is a labor and paper intensive process that takes from 2 to 12 weeks before a physician is authorized to send transactions to government payers and to most Blue Cross plans, and accordingly, before we can process transactions and generate revenue. With ProxyEnroll, we think we can cut this cycle time in half.

Outside of our direct physician sales, our strategic sales teams have been very busy with marketing to payers our FirstProxy ERA/EFT and PlanVista cost containment services. Normally the sales cycle to a payer will easily run from six to nine months, so we are very pleased that we have signed our first cost containment deal in the first three months of marketing. This deal will not contribute any revenue until January, but it is an encouraging sign of the market’s receptivity to our offering. In addition, for both FirstProxy and for PlanVista, we have been able to create a good pipeline of qualified opportunities and we are now advancing to formal proposals and negotiations on a number of them. We hope to be to sign one to two deals by the end of the year that will be material contributors to revenue growth in 2004.

Finally, let me turn to our Lab Business, which continues to feel the effects of the overall economic slowdown in both our contract manufacturing and our lab device business. Our national and regional account business did see a slight upturn for the quarter however, as revenue improved by 9 percent sequentially. In addition, we signed four new regional lab customers and we added one new lab and 73 new sites for our recurring revenue FleetWatch service.

We also had our first win from our new strategy of better leveraging our multiple touch points with labs, which include devices and related services from our lab segment, real-time transactions from MedUnite, and claims and encounters from transaction services. While we are still building a new sales team here, we did cross-sell our transaction services to an existing clinical lab customer, and we have several others in the pipeline. This new approach, along with targeting labs for FirstProxy ERA/EFT, will take time to bear fruit, but we are cautiously optimistic that this strategy can help get revenue growth back on track in 2004.

With that, I’ll turn it back over to Mike.

Michael Hoover:	Thanks, Nancy. Overall, I am pleased with the quarter and think we are in pretty good shape as we look to wrap up the 2003 year. After turning EBITDA and cash flow negative when we originally purchased MedUnite, we have met our commitment to turn MedUnite around quickly and to bring it to positive EBITDA by the third quarter. Despite our focus on the MedUnite integration, we also are making good progress in our core business, with Transaction Services delivering a record EBITDA margin of almost 17 percent in the third quarter.

As we get the integration and final stages of HIPAA migration behind us, I think we are well positioned for strong internal growth on the top line over the next six to eight quarters. Looking ahead to 2004, we will start the year with almost $4 million in annual revenue already in the door, just waiting to be implemented. That represents a 5 percent annual growth rate in house. In addition, we have a number of factors that should allow us to meet our revenue growth target of 15 to 20 percent on a consolidated basis, including:

•	continued strong sales to our direct physicians, coupled with faster pull-through of new sales;

•	accelerated cross-selling to our existing 140,000-plus physicians, as the distraction of HIPAA gets behind us and as we see a faster uptake of newer transactions such as eligibility and electronic remittance advice; and

•	Sales of our newer value-added offerings such as FirstProxy and cost containment, with each opportunity being in the $500,000 to $2 million range on an annual basis.

Revenue growth is of course key, but we think we have a good margin opportunity as well. As our margin expansion in third quarter showed, we are bringing on new business at a lower cost than in the past. By early 2004, when our platform consolidation and other major technology projects will be completed, we should be able to drop an increasing amount of new revenue to the EBITDA line, such that the growth rate of EBITDA should be quite a bit faster than the underlying growth in revenue. And since ProxyMed is still in a zero tax paying situation for the foreseeable future, most of that EBITDA profit will show up in accelerating earnings per share for our shareholders.

We think 2004 will be a very positive year for ProxyMed and our shareholders. However, we wanted to assess any impact from HIPAA before providing 2004 guidance. With October 16th behind us, we will monitor the situation for the month of November, and then release our 2004 guidance in mid-December. With Transaction Services margins at 20 percent and ProxyMed on a positive operational EPS run rate, both exiting the year, we will be well positioned for a prosperous 2004.

We will now open the lines up for any questions. Operator

[Questions from participants and answers from management omitted]

Michael Hoover:	We thank you very much, for your time today and appreciate your participation. We look forward to our fourth quarter and end of year call. Thank you.

Operator:	Ladies and gentlemen that concludes today’s presentation you may now disconnect. Thank you.

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